EXHIBIT (j)

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Calvert World Values Fund, Inc.:

We consent to the use of our reports, incorporated herein by reference, dated November 23, 2016, with respect to the financial statements of Calvert Capital Accumulation Fund, Calvert International Equity Fund, Calvert International Opportunities Fund, and Calvert Emerging Markets Equity Fund, each a series of Calvert World Values Fund, Inc., as of September 30, 2016, and to the references to our firm under the heading "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm and Custodian" in the Statement of Additional Information.

/s/ KPMG LLP

Philadelphia, Pennsylvania

January 25, 2017